Exhibit 99.1

Republic First Bancorp, Inc. Appoints Harry D.

Madonna Interim Chairman

Names Lisa R. Jacobs Corporate Secretary

May 13, 2022 7:30 PM Eastern Daylight Time

PHILADELPHIA--(BUSINESS WIRE)--Republic First Bancorp, Inc. (NASDAQ: FRBK) (the “Company”), the parent company of Republic First Bank d/b/a Republic Bank (the “Bank”), today announced that its Board of Directors (the “Board”) has appointed Harry D. Madonna interim Chairman of the Board, succeeding Vernon W. Hill, II, effective immediately. Mr. Hill will remain a director on the Board and the Company’s Chief Executive Officer.

In addition, the Board has appointed director Lisa R. Jacobs as Corporate Secretary of the Company. The transition of these positions follows the passing of director Theodore J. Flocco, Jr.

Mr. Madonna said, “I look forward to continuing to work with the Board and our employees and creating value for our constituents.”

Mr. Madonna has more than 30 years of banking experience, founding Republic Bank in 1988 and serving as its Chairman until March 2021. He also served as CEO of the Bank from January 1, 2000 until 2021. Additionally, he served as Chairman of the Company from its formation in 1996 until 2016 and CEO of the Company from January 2000 until March 2021. From 2002 to 2005, he was of counsel to Spector Gadon & Rosen, PC, and, from 1980 to 2001, a partner of Blank Rome LLP.

About Republic Bank

Republic Bank is the operating name for Republic First Bank. Republic First Bank is a full-service, state-chartered commercial bank, whose deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation (FDIC). The Bank provides diversified financial products through its 34 offices located in Atlantic, Burlington, Camden and Gloucester Counties in New Jersey; Bucks, Delaware, Montgomery and Philadelphia Counties in Pennsylvania and New York County in New York. The bank also offers a wide range of residential mortgage products through its mortgage division, Oak Mortgage Company. For more information about Republic Bank, please visit www.myrepublicbank.com.

Forward Looking Statements

The Company may from time to time make written or oral "forward-looking statements", including statements contained in this release and in the Company's filings with the Securities and Exchange Commission. These forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond the Company's control. These factors include competition, timing, credit risks of lending activities, changes in general economic conditions, price pressures on loan and deposit products, and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The words "may", "could", "should", "would", "believe", "anticipate", "estimate", "expect", "intend", "plan", and similar expressions are intended to identify forward-looking statements. All such statements are made in good faith by the Company pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward-looking statement, whether written or oral that may be made from time to time by or on behalf of the Company, except as may be required by applicable law or regulations.

Important Additional Information

The Company intends to file a proxy statement and may file a proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the Company’s 2022 Annual Meeting of Shareholders (the “2022 Annual Meeting”) and, in connection therewith, the Company, certain of its directors and executive officers will be participants in the solicitation of proxies from the Company’s shareholders in connection with such meeting. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE 2022 ANNUAL MEETING. The Company’s definitive proxy statement for the 2021 annual meeting of shareholders contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4, and 5, which are available on the Company’s website at http://investors.myrepublicbank.com/ or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 on file with the SEC. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the 2022 Annual Meeting. Shareholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at http://investors.myrepublicbank.com.

Contacts

Gasthalter & Co.
Jonathan Gasthalter/Amanda Shpiner
(212) 257-4170